EXHIBIT 12
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                     HEALTH AND RETIREMENT PROPERTIES TRUST

                                  Exhibit 12.1
                    Computation of Earnings of Fixed Charges
                             (dollars in thousands)


                                                                                        QUARTER
                                                                                         ENDED
                                                     YEAR ENDED DECEMBER 31,            MARCH 31,
                                     -----------------------------------------------  -----------
                                      1991      1992      1993      1994       1995      1996
                                      ----      ----      ----      ----       ----      ----
EARNINGS:
Income Before Gain on Sale of
Properties and Extraordinary Items   $22,079   $27,243   $37,738   $57,878   $61,760   $18,212
Adjustment for Fixed Charges          12,305    10,419     6,529    10,096    26,218     5,021
                                     -------   -------   -------   -------   -------   -------
     Total Earnings                  $34,384   $37,662   $44,267   $67,974   $87,978   $23,233

FIXED CHARGES:
Interest Expense                     $11,741   $ 9,466   $ 6,217   $ 8,965   $24,274   $ 4,961
Amortization                             564       953       312     1,131     1,944        60
                                     -------   -------   -------   -------   -------   -------
     Total Fixed Charges             $12,305   $10,419   $ 6,529   $10,096   $26,218   $ 5,021

Ratio of Earnings to Fixed Charges       2.8       3.6       6.8       6.7       3.4       4.6

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